Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Rodman and Renshaw Capital Group, Inc. and Subsidiaries on Form S-3 of our report dated March 14, 2008 with respect to our audits of the consolidated financial statements of Rodman & Renshaw Capital Group, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, appearing in the Annual Report on Form 10-K of Rodman & Renshaw Capital Group, Inc. for the year ended December 31, 2007. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, New York
March 17, 2008